Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Stacy Feit, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6779	(630) 218-8000 x4896
sfeit@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

REPORTS 6.1% INCREASE IN FFO PER SHARE FOR SECOND QUARTER 2007

OAK BROOK, Ill. (August 6, 2007) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the second quarter ended June 30, 2007.

Highlights

•

Funds from operations (FFO) of $23.0 million or $0.35 per share (basic and diluted) for the three months ended June 30, 2007, representing increases of 3.4% and 6.1%, respectively

•

Net income of $10.7 million or $0.16 per share (basic and diluted), for the three months ended June 30, 2007

•

Portfolio was 95.7% leased as of June 30, 2007, up 0.1% from last quarter

•

A total of 81 new and renewal leases were executed for the rental of 281,000 aggregate square feet during the quarter; new lease activity increased 37.7% over expiring rates

•

The Company acquired three assets and expanded its activity in development joint ventures during the quarter

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended June 30, 2007 was $23.0 million, an increase of 3.4% compared to $22.2 million for the three months ended June 30, 2006.  On a per share basis, FFO was $0.35 (basic and diluted) for the three months ended June 30, 2007, an increase of $0.02 or 6.1% over the three months ended June 30, 2006.  The increases in FFO and FFO per share are primarily due to increased other property income, which is comprised of lease termination fees, late fees and costs recovered on expenses directly related to specific tenants.

The Company reported that net income was $10.7 million for the three-months ended June 30, 2007, a decrease of 12.6% compared to net income of $12.2 million for the three months ended June 30, 2006.  On a per share basis, net income was $0.16 per share (basic and diluted) for the three months ended June 30, 2007, a decrease of 11.1% compared to $0.18 per share (basic and diluted) for the three months ended June 30, 2006.  Included in net income are gains on sale of property of $1.2 million or $0.02 per share and $2.3 million or $0.03 per share for the three months ended June 30, 2007 and 2006, respectively.  The decrease in net income is primarily due to greater gains on property sales during the second quarter last year compared to this year.

FFO increased $2.8 million or 6.2% to $47.2 million for the six months ended June 30, 2007.  On a per share basis, FFO increased by 9.1% or $0.06 to $0.72 from $0.66 for the year ago period.  Net income was $22.4 million for the six months ended June 30, 2007 an increase of $0.3 million or 1.3% compared to net income of $22.1 million for the six months ended June 30, 2006.  Net income per share was $0.34 (basic and diluted) for the six months ended June 30, 2007 an increase of $0.01 or 3.0%.  Included in net income are gains on sale of property of $1.2 million or $0.02 per share and $2.1 million or $0.03 per share for the six months ended June 30, 2007 and 2006, respectively.  The increases in net income and FFO for the six months ended June 30, 2007 over the year ago period are due primarily to the gains on sale of a joint venture interest and a non-operating property recorded in the first quarter 2007.  A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“We delivered consistent performance during the quarter and continued to focus on initiatives to drive company growth,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “The 81 new and renewal leases executed, encompassing more than 281,000 square feet of retail space, surpassed both the first quarter and year ago levels.  We are also pleased with solid gains in funds from operations, both for the quarter and year-to-date.  Finally, our key acquisitions in core Midwest markets and ongoing joint venture initiatives are continuing to build the real estate platform and enhance shareholder value.”

Portfolio Performance
Total revenues increased 2.3% to $45.5 million for the three months ended June 30, 2007, from $44.5 million for the three months ended June 30, 2006.  For the six months ended June 30, 2007 total revenues increased $5.3 million or 6.1% to $93.2 million primarily due to additional property acquisitions.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three-month period during each year.  A total of 123 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Net operating income decreased $0.3 million or 1.1% to $29.2 million (excluding the impact of straight-line and intangible lease rent) on the same store portfolio for the three months ended June 30, 2007 from $29.5 million one year ago.  The quarterly decrease is primarily the result of increased nonrecoverable operating expenses.  Same store net operating income increased 0.3% (excluding the impact of straight-line and intangible lease rent) to $58.5 million for the six months ended June 30, 2007, compared to $58.3 million for the six months ended June 30, 2006.  This increase is primarily the result of increased other property income.  As of June 30, 2007, occupancy for the Company’s same store portfolio was 94.4%, compared to occupancy of 95.3% as of June 30, 2006.

EBITDA increased 5.6% to $37.3 million for the three months ended June 30, 2007, compared to $35.3 million for the three months ended June 30, 2006.  For the six months ended June 30, 2007, EBITDA increased 9.2% to $75.5 million from $69.1 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.6 times for the three months ended June 30, 2007, equal to the first quarter.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At June 30, 2007, the Company had an equity market capitalization of $1.1 billion and $1.1 billion of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of $2.2 billion and a debt-to-total market capitalization of 49.5%.  Including the convertible notes, approximately 84% of this debt was fixed at a weighted average interest rate of 5.22%.  At June 30, 2007, the Company had $85 million outstanding on its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company reports that leasing activity remains strong throughout its portfolio.  For the three months ended June 30, 2007, the Company executed 30 new and 51 renewal leases, aggregating approximately 281,000 square feet.  The 30 new leases comprise approximately 114,000 square feet with an average rental rate of $22.40 per square foot, a 37.7% increase over the average expiring rate.  The 51 renewal leases comprise approximately 167,000 square feet with an average rental rate of $15.76 per square foot, a 12.4% increase over the average expiring rate.  The Company also signed 4 leases for 26,000 square feet of new, previously un-leased space.  As of June 30, 2007, the Company’s portfolio was 95.7% leased, compared to 95.9% leased as of June 30, 2006, and 95.6% leased as of March 31, 2007.

Acquisitions
During the second quarter, the Company acquired, all for its 1031 Exchange Tenant in Common joint venture with Inland Real Estate Exchange Corporation (IREX), the free-standing, 40,906 square foot Apria Healthcare facility in Schaumburg, Illinois for $8.2 million, the 60,930 square foot Delavan Crossing shopping center in Delavan, Wisconsin for $9.6 million and a free-standing, 61,712 square foot Rainbow Foods store in West St. Paul, Minnesota for $6.9 million.  Year-to-date acquisitions for this venture total $99.8 million.

Dispositions
For the quarter ended June 30, 2007, the Company sold Springhill Fashion Center in West Dundee, Illinois for approximately $9.3 million.  The proceeds were directed into a 1031 exchange escrow for future acquisitions.

Joint Venture Activity

During the quarter, the Company acquired for $11.9 million a development in Ft. Wayne, Indiana with Pine Tree Institutional Realty, LLC for the development of approximately 32 acres of land into 275,000 square feet of multi-tenant retail space plus out-parcels available for sale or ground lease. The Company also acquired a partnership interest in, and provided initial funding for, a development in Lakemoor, Illinois with Tucker Development Corporation for the development of approximately 74 acres of land into 500,000 square feet of multi-tenant retail space plus out-parcels available for sale or ground lease for approximately $27.5 million.

Dividends
In May, June and July, the Company paid monthly cash dividends to stockholders of $0.08167 per common share.  The annual dividend is $0.98 per share.

Guidance
The Company reiterates original guidance that FFO per common share (basic and diluted) for fiscal year 2007 will be in the range of $1.40 to $1.43.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Monday, August 6, 2007 at 2:00 p.m. CDT (3:00 p.m. EDT).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management. The conference call can be accessed by dialing 877-407-0782, or 201-689-8567 for international callers.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 3:00 p.m. CDT (4:00 p.m. EDT) on August 6, 2007, and will be available until 12:00 midnight on Monday, August 13, 2007.  Interested parties can access the replay of the conference call by dialing 877-660-6853, or 201-612-7415 for international callers.  The replay passcode is Account # 286 and Conference ID # 248560.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 149 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the Midwestern United States, with aggregate leasable space of approximately 14.4 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended June 30, 2007, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(In thousands except per share data)

Assets

	June 30, 2007 (unaudited)	December 31, 2006
Investment properties:
Land	$342,228	337,896
Construction in progress	809	434
Building and improvements	998,722	926,014

	1,341,759	1,264,344
Less accumulated depreciation	234,046	218,808

Net investment properties	1,107,713	1,045,536

Cash and cash equivalents	12,468	27,569
Investment in securities (net of an unrealized loss of $831 and $546 at June 30, 2007 and December 31, 2006, respectively)	15,748	16,777
Restricted cash	9,340	4,044
Accounts and rents receivable (net of provision for doubtful accounts of $1,190 and $1,990 at June 30, 2007 and December 31, 2006, respectively)	40,295	33,668
Mortgages receivable	29,657	27,848
Investment in and advances to unconsolidated joint ventures	104,220	74,890
Deposits and other assets	4,340	3,864
Acquired above market lease intangibles (net of accumulated amortization of $2,634 and $2,450 at June 30, 2007 and December 31, 2006, respectively)	2,776	3,118
Acquired in-place lease intangibles (net of accumulated amortization of $8,178 and $6,534 at June 30, 2007 and December 31, 2006, respectively)	31,508	21,102
Leasing fees (net of accumulated amortization of $1,762 and $1,572 at June 30, 2007 and December 31,2006, respectively)	3,541	3,378
Loan fees (net of accumulated amortization of $4,614 and $4,107 at June 30, 2007 and December 31, 2006, respectively)	6,885	7,367

Total assets	$1,368,491	1,269,161

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
June 30, 2007 and December 31, 2006
(In thousands except per share data)

Liabilities and Stockholders' Equity

	June 30, 2007 (unaudited)	December 31, 2006
Liabilities:
Accounts payable and accrued expenses	$4,607	5,558
Acquired below market lease intangibles (net of accumulated amortization of $3,893 and $3,535 at June 30, 2007 and December 31, 2006, respectively)	4,023	4,537
Accrued interest	3,949	3,683
Accrued real estate taxes	24,392	24,425
Distributions payable	5,329	5,205
Security and other deposits	2,441	2,466
Mortgages payable	667,619	622,280
Line of credit	85,000	28,000
Convertible notes	180,000	180,000
Prepaid rents and unearned income	2,342	2,596
Other liabilities	14,291	10,363

Total liabilities	993,993	889,113

Commitments and contingencies

Minority interest	2,647	3,065

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at June 30, 2007 and December 31, 2006	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 65,297 and 65,059 Shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	652	650
Additional paid-in capital (net of offering costs of $58,816)	609,603	605,133
Accumulated distributions in excess of net income	(237,573)	(228,254)
Accumulated other comprehensive loss	(831)	(546)

Total stockholders' equity	371,851	376,983

Total liabilities and stockholders' equity	$1,368,491	1,269,161

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2007 and 2006 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Revenues:
Rental income	$33,662	32,284	65,628	63,444
Tenant recoveries	10,747	12,013	25,612	23,977
Other property income	1,139	215	2,005	455

Total revenues	45,548	44,512	93,245	87,876

Expenses:
Property operating expenses	5,069	5,456	13,229	10,880
Real estate tax expense	7,928	8,016	16,120	16,231
Depreciation and amortization	11,040	9,963	21,084	20,454
General and administrative expenses	3,041	2,391	6,366	4,523

Total expenses	27,078	25,826	56,799	52,088

Operating income	18,470	18,686	36,446	35,788

Other income	1,329	1,031	2,689	2,160
Fee income from unconsolidated joint ventures	456	430	981	1,089
Gain on sale of investment properties	-	-	-	492
Gain on sale of joint venture interest	307	-	2,228	-
Gain on extinguishment of debt	319	-	319	-
Interest expense	(12,436)	(11,015)	(23,919)	(21,259)
Minority interest	(111)	(226)	(219)	(616)

Income before equity in earnings of unconsolidated joint ventures, income tax benefit (expense) of taxable REIT subsidiary and discontinued operations	8,334	8,906	18,525	17,654

Income tax benefit (expense) of taxable REIT subsidiary	10	-	(424)	(53)
Equity in earning of unconsolidated joint ventures	1,010	768	2,944	1,865

Income from continuing operations	9,354	9,674	21,045	19,466

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $1,223 and $2,329 for the three months ended June 30, 2007 and 2006, respectively and $1,223 and $2,134 for the six months ended June 30, 2007 and 2006)	1,351	2,568	1,353	2,652

Net income available to common stockholders	10,705	12,242	22,398	22,118

Other comprehensive income:
Unrealized gain (loss) on investment securities	127	(212)	(285)	(411)

Comprehensive income	$10,832	12,030	22,113	21,707

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and six months ended June 30, 2007 and 2006 (unaudited)
(In thousands except per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.14	0.14	0.32	0.29
Discontinued operations	0.02	0.04	0.02	0.04

Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.18	0.34	0.33

Weighted average number of common shares outstanding – basic	65,178	67,574	65,109	67,527

Weighted average number of common shares outstanding – diluted	65,248	67,643	65,179	67,595

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006

Net income available to common stockholders (1)	$10,705	12,242	22,398	22,118
Gain on sale of investment properties, net of minority interest	(1,223)	(2,329)	(1,223)	(2,391)
Gain on non-operating property, net of minority interest (2)	-	-	-	157
Equity in depreciation of unconsolidated joint ventures	2,490	2,392	4,952	4,162
Amortization on in-place lease intangibles	946	765	1,644	1,497
Amortization on leasing commissions	194	177	362	373
Depreciation, net of minority interest	9,845	8,952	19,020	18,485

Funds From Operations	$22,957	22,199	47,153	44,401

Net income available to common stockholders per weighted average common share – basic and diluted	$0.16	0.18	0.34	0.33

Funds From Operations, per common share – basic and diluted	$0.35	0.33	0.72	0.66

Weighted average number of common shares outstanding, basic	65,178	67,574	65,109	67,527

Weighted average number of common shares outstanding, diluted	65,248	67,643	65,179	67,595

(1)

Includes gain on sale of joint venture interest of $2,228 in 2007.

(2)

For 2007, included in net income is gain on sale of non-operating property of $706, net of tax through one of the Company's unconsolidated development joint ventures.

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006

Income from continuing operations	$9,354	9,674	21,045	19,466
Gain on non-operating property (a)	-	-	-	(492)
Income tax benefit (expense) of taxable REIT subsidiary	(10)	-	424	53
Income from discontinued operations	128	239	130	518
Interest expense	12,436	11,015	23,919	21,259
Interest expense associated with discontinued operations	33	108	131	241
Interest expense associated with unconsolidated joint ventures	1,770	1,743	3,675	3,136
Depreciation and amortization	11,040	9,963	21,084	20,454
Depreciation and amortization associated with discontinued operations	27	147	106	334
Depreciation and amortization associated with unconsolidated joint ventures	2,490	2,392	4,952	4,162

EBITDA	$37,268	35,281	75,466	69,131

Total Interest Expense	$14,239	12,866	27,725	24,636

EBITDA: Interest Expense Coverage Ratio	2.6x	2.7x	2.7x	2.8x

(a)

For 2007, this includes gain on sale of non-operating property through one of the Company's unconsolidated development joint ventures, which is included in equity in earnings from unconsolidated joint ventures on the accompanying consolidated statements of operations.